EXHIBIT 99.1

Company Contact: TechPrecision Corporation Mr. Richard F. Fitzgerald Chief Financial Officer Tel: 1-610-246-2116 Email: Fitzgeraldr@techprecision.com www.techprecision.com	Investor Relations Contact: CCG Investor Relations Mr. Crocker Coulson President Tel: 1-646-213-1915 or Mr. Gary Chin, Tel: 1-646-213-1909 Email: crocker.coulson@ccgir.com www.ccgir.com

FOR IMMEDIATE RELEASE

Adding 26 Years of Experience in Semiconductor, Military and Solar Cell Industries to TechPrecision

WESTMINSTER, Mass. - July 22, 2010 - TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision”, or “the Company”), a leading manufacturer of large-scale, high-precision machined metal fabrications with customers in the alternative energy, medical, nuclear, defense, aerospace and other commercial industries, today announced the appointment of James Molinaro to the position of Chief Executive Officer, effective immediately. Louis Winoski, who has held the position of Interim CEO, will remain on the Board of Directors of TechPrecision.

Mr. Molinaro brings over 26 years of global experience in solar and semiconductor equipment production to TechPrecision. Over a long career, spanning roles of increasing responsibility, he has overseen global service systems, worldwide sales leadership, and engineering disciplines. Prior to joining the Company, he was President and CEO of Akrion Systems, where he led an organization that manufactured equipment for semiconductor, military, commercial products and solar companies. In this role, he had profit and loss responsibility, fiscal management oversight, and directed merger and acquisition activity, as well as venture capital fund raising, global sales and marketing, executive team and employee development, strategic customer management, and strategic corporate vision creation. He was responsible for diversifying the Company’s revenue streams and expanding business opportunities by tapping into the lucrative solar energy, military application and ink jet printer markets, increasing annual sales by approximately $32 million to $83 million over a four-year period.

Before being named President and CEO of Akrion, he served as Vice President of Sales, Service, and Marketing for Akrion and expanded its global organization. Prior to joining Akrion Mr. Molinaro was Vice President of Sales and Marketing for Submicron Systems and earlier served as that company’s Vice President of Engineering.

Philip Dur, of TechPrecision’s Board of Directors commented, “We want to welcome Jim to TechPrecision. We know that his leadership skills and extensive experience growing businesses will serve the Company and its stakeholders well and will contribute to enhancing our position in the industries in which we operate. His specific experience with M&A activity, coupled with his broad sales background and ability to direct revenue diversification efforts, bring important capabilities to the company.”

Mr. Dur continued, “We want to thank Louis Winoski for his significant contributions to TechPrecision as Interim CEO during this thorough process and we are fortunate that he will continue to share his expertise with us as a board member.”

Mr. Molinaro, commented, “TechPrecision is a highly respected organization, with a reputation for excellence in large scale, precision manufacturing and fabrication. It continues to leverage its expertise from over 50 years of developing mission critical products. The Company is diversifying its platform and product mix to sustain long-term growth and I’m excited to be joining the organization at such an inflection point in their development. I am eager to work with the Board, as well as Richard Fitzgerald, Bill Hogenauer, Stanley Youtt and the Ranor team, to leverage our manufacturing and human capital to deliver exceptional solutions to customers and superior returns to shareholders. I look forward to meeting our shareholders, providing an update on our progress and answering any questions on the upcoming quarterly conference call in August.”

Mr. Molinaro was selected as a result of a retained search conducted by Heidrick and Struggles, a leading executive recruiter, in cooperation with the nominating and governance committee of the Board of Directors.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly-owned subsidiary Ranor, Inc., manufactures metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy, medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.